EXHIBIT 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401
FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2024 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 4, 2025:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2024 financial results.

President Hand reported that 2024 operating revenues of $74,959,000 increased $3,928,000, but net income of $20,325,000 decreased $3,432,000 compared to 2023.  Basic and Diluted Earnings per share of $1.42 for 2024 decreased $0.24 compared to 2023.  Dividends per share rose 4% compared to 2023.  Increased revenues were primarily due to an increase in rates effective March 1, 2023, revenues from Distribution System Improvement charge (DSIC), and growth in the customer base.  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The Company incurred lower pension costs.  The increased revenue and lower pension costs were more than offset by higher operation and maintenance expenses, depreciation, interest on debt, and a lower allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction.

During the year, the Company invested $48.2 million in construction expenditures for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, and routine items, as well as various replacements and improvements to infrastructure.  During 2024, the Company replaced approximately 50,200 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  In addition, the Company invested a combined $783,000 in the acquisition of four water and two wastewater systems.

President Hand also reported that for the fourth quarter of 2024 operating revenues increased $770,000, but net income decreased $870,000 compared to the fourth quarter of 2023.  Basic and Diluted Earnings per share of $0.36 for the fourth quarter of 2024 decreased $0.06 compared to the same period last year.  Increased revenues were primarily due to revenues from DSIC and growth in the customer base.  The increased revenue was more than offset by higher operation and maintenance expenses, depreciation, and a lower AFUDC.

President Hand reported that York Water plans to invest approximately $46.0 million in 2025 and $48.5 million in 2026, excluding acquisitions, for additional main extensions, water tank replacement, wastewater treatment plant construction, an upgrade to the enterprise software system, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.
	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2024	2023	2024	2023
Operating Revenues	$18,866	$18,096	$74,959	$71,031
Net Income	$5,142	$6,012	$20,325	$23,757
Average Number of Common Shares Outstanding	14,366	14,314	14,347	14,295
Basic and Diluted Earnings Per Common Share	$0.36	$0.42	$1.42	$1.66
Dividends Declared Per Common Share	$0.2192	$0.2108	$0.8516	$0.8189

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

###